Exhibit 2.A

                        ===============================



                             TRANSACTION AGREEMENT


                                    between


                       CENEX HARVEST STATES COOPERATIVES,
                      a Minnesota cooperative association

                                      and

                           FARMLAND INDUSTRIES, INC.,
                        a Kansas cooperative corporation




                         Dated as of September 23, 1999


                        ===============================


                               TABLE OF CONTENTS




ARTICLE ITHE TRANSACTION........................................1
     Section 1.01.........................Overview of Transaction     1
     Section 1.02.....................................The Closing     2
     Section 1.03..........................Actions at the Closing     2
     Section 1.04...........................Effect of Transaction     3

ARTICLE IIREPRESENTATIONS AND WARRANTIES OF CHSC................5
     Section 2.01..................Organization and Good Standing     6
     Section 2.02............................Financial Statements     6
     Section 2.03..........................Absence of Liabilities     6
     Section 2.04...............................Title to Property     6
     Section 2.05...........................Intellectual Property     7
     Section 2.06......................Compliance with Laws, etc.     7
     Section 2.07Pending Litigation, Claims, Actions, Proceedings or
          Investigations........................................7
     Section 2.08.............................Absence of Defaults     7
     Section 2.09...................................Authorization     8
     Section 2.10.......................................Insurance     8
     Section 2.11......................Governmental Authorization     8
     Section 2.12....................................Subsidiaries     8
     Section 2.13.....................................SEC Filings     9
     Section 2.14......................Absence of Certain Changes     9
     Section 2.15...........................................Taxes     9
     Section 2.16..........................Employee Benefit Plans     10
     Section 2.17...........................Environmental Matters     11
     Section 2.18..........................Pooling; Tax Treatment     12
     Section 2.19...........................No Dissenters' Rights     12
     Section 2.20.................................Acquisition Co.     12
     Section 2.21.................................Full Disclosure     13

ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF FARMLAND..........13
     Section 3.01..................Organization and Good Standing     13
     Section 3.02............................Financial Statements     14
     Section 3.03..........................Absence of Liabilities     14
     Section 3.04...............................Title to Property     14
     Section 3.05...........................Intellectual Property     14
     Section 3.06......................Compliance with Laws, etc.     15
     Section 3.07Pending Litigation, Claims, Actions, Proceedings or
          Investigations.......................................15
     Section 3.08.............................Absence of Defaults     15
     Section 3.09...................................Authorization     15
     Section 3.10.......................................Insurance     16
     Section 3.11......................Governmental Authorization     16
     Section 3.12....................................Subsidiaries     16
     Section 3.13.....................................SEC Filings     16
     Section 3.14......................Absence of Certain Changes     17
     Section 3.15...........................................Taxes     17
     Section 3.16..........................Employee Benefit Plans     18
     Section 3.17...........................Environmental Matters     19
     Section 3.18..........................Pooling; Tax Treatment     19
     Section 3.19...........................No Dissenters' Rights     19
     Section 3.20.................................Full Disclosure     20

ARTICLE IVPRE-CLOSING COVENANTS................................20
     Section 4.01..........................Selection of Structure     20
     Section 4.02..............................Good Faith Efforts     20
     Section 4.03........................Preservation of Business     21
     Section 4.04............................Conduct of Business.     21
     Section 4.05.............................Meetings of Members     22
     Section 4.06.....................................Full Access     22
     Section 4.07..........................Notice of Developments     23
     Section 4.08.......................................Exclusive     23
     Section 4.09.......................Hart-Scott-Rodino Filings     23
     Section 4.10....................Tax and Accounting Treatment     23

ARTICLE VCLOSING CONDITIONS....................................23
     Section 5.01.........Conditions to Obligations of Each Party     24
     Section 5.02.....Additional Conditions to Obligation of CHSC     24
     Section 5.03.Additional Conditions to Obligation of Farmland     25

ARTICLE VIPOST-CLOSING AGREEMENTS..............................26
     Section 6.01..................Consolidation of Benefit Plans     26
     Section 6.02.........................Patronage Distributions     26
     Section 6.03...Indemnification of Former Officers; Insurance     26

ARTICLE VIITERMINATION.........................................27
     Section 7.01........................Termination of Agreement     27
     Section 7.02...........................Effect of Termination     27

ARTICLE VIIIMISCELLANEOUS......................................28
     Section 8.01............................Waiver of Conditions     28
     Section 8.02.......................................Amendment     28
     Section 8.03..................................Binding Nature     28
     Section 8.04....................................Counterparts     28
     Section 8.05................................Entire Agreement     28
     Section 8.06.........................................Notices     28
     Section 8.07..Non-Survival of Representations and Warranties     29
     Section 8.08........................................Captions     29


Exhibits


Exhibit A-1    -                   Structure A Plan of Merger
Exhibit A-2    -                   Structure A Surviving Entity Bylaws
Exhibit B-1    -                   Structure B Plans of Merger
Exhibit B-2    -                   Structure B Surviving Entity Bylaws
Exhibit C -    Senior Management Reporting Relationships
Exhibit D -    Capital Plan

CHSC Disclosure Schedule
Farmland Disclosure Schedule
                             TRANSACTION AGREEMENT

     THIS TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of September 23, 1999, by and between CENEX HARVEST STATES COOPERATIVES, a Minnesota cooperative association ("CHSC"), and FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation ("Farmland").

     WHEREAS, each of CHSC and Farmland is an agricultural cooperative organized for the purposes of benefitting and serving its members and patrons; and

     WHEREAS, the parties believe that the unification of their respective business operations and assets will be in the best interest of their respective members; and

     WHEREAS, on May 6, 1999, the parties entered into a Memorandum of Intent pursuant to which both parties agreed to negotiate in good faith to reach agreement on the principal terms of a transaction pursuant to which they would combine their respective assets and business operations into a single entity, through a form of business combination to be determined by the parties, and

     WHEREAS, the parties have now reached agreement as to the final terms and conditions of such business combination, and wish to reduce such agreement to writing as more particularly described herein.

     NOW  THEREFORE,  in   consideration  of  the   foregoing  and  the   mutual
representations, warranties and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

  THE TRANSACTIONARTICLE ITHE TRANSACTION{tc  \l 1 "ARTICLE ITHE TRANSACTION"}


     Section 1.01                  Overview of TransactionSection 1.01

          Overview of Transaction{tc  \l 2 "Section 1.01      Overview       of

     Transaction"}.
     At the Effective Time (as such term is defined in section 1.04 hereof), CHSC and Farmland will combine into a single entity named "United Country Brands, Inc." (the "Surviving Entity"). The combination will be in the form of either (a) Structure A, which will be a merger of Farmland with and into CHSC, with CHSC as the Surviving Entity, such merger to become effective at the Effective Time ("Structure A"), or (b) a merger, prior to the Effective Time, of CHSC into UCB Acquisition Co., an Ohio cooperative corporation and wholly-owned subsidiary of CHSC ("Acquisition Co."), with Acquisition Co. as the survivor in such merger (the "CHSC/Acquisition Co. Merger"), and immediately thereafter, the merger of Farmland into Acquisition Co., with Acquisition Co. as the Surviving Entity ("Structure B"). The parties anticipate and agree that Structure A constitutes the structure that is preferred by the parties and the default structure to accomplish the combination, and agree that Structure A shall be used (and that the parties will use their best efforts to resolve any issues relating to the use of Structure A) unless, prior to the Closing (as defined herein), either party obtains an opinion of counsel to the effect that use of such Structure A would have a Material Adverse Effect (as defined herein) on the Surviving Entity. If Structure A is used to accomplish the combination, then
(i) the parties shall execute, deliver and file the Agreement and Plan of Merger attached hereto as Exhibit A-1 to effectuate the merger therein contemplated;

and (ii) effective as of the Effective Time, the Surviving Entity will be governed by Articles of Incorporation in the form attached hereto as Schedule I to such Plan of Merger and  Bylaws in the form  attached hereto as Exhibit  A-2 and will otherwise continue to operate and exist as a cooperative association organized under the laws of the State of Minnesota. If Structure B is used to accomplish the combination, then (i) CHSC shall take appropriate action to effectuate the CHSC/Acquisition Co. Merger, and in connection therewith, shall execute, deliver and file the appropriate Agreement and Plan of Merger attached hereto as Exhibit B-1 and shall redeem all of its outstanding Equity

Participation Units in the Defined Business Units; (ii) thereafter the parties shall execute, deliver and file the appropriate Agreement and Plan of Merger attached hereto as Exhibit B-1 as required by law to effectuate the merger of

Farmland into Acquisition Co.; and (iii) effective as of the Effective Time, the Surviving Entity will be governed by Articles of Incorporation in the form attached hereto as Schedule I to such Plan of Merger and Bylaws in the form attached hereto  as Exhibit  B-2  and will  (subject  to Section  4.01  hereof)

continue to operate and exist as a cooperative association  organized under  the laws of the State of Ohio. The Agreement and Plan of Merger so used and executed, delivered and filed as hereinabove provided is referred to herein as the "Plan of Merger", the Articles of Incorporation which serve as the Articles of Incorporation of the Surviving Entity are referred to herein as the
"Surviving Entity  Articles",  the Bylaws  which  serve  as the  Bylaws  of  the
Surviving Entity are referred to herein as the "Surviving Entity Bylaws", and the merger transaction therein contemplated, together with all actions, consents, agreements and transactions described herein or otherwise necessary or desirable in connection therewith, are referred to collectively herein as the "Transaction."

     Section 1.02                  The Closing

     Unless this Agreement is terminated and the Transaction is abandoned as provided in Article VII hereof, the closing for the Transaction (the "Closing") shall take place on or before February 29, 2000, or such other date as the parties may mutually determine (the "Closing Date"), subject to the satisfaction or waiver of all conditions to the obligations of each of the parties to consummate the Transaction (other than conditions with respect to actions which the respective parties will take at the Closing itself).


     Section 1.03                  Actions at the Closing

     At the Closing, the parties shall (a) execute and deliver the Agreement and Plan of Merger pursuant to Section 1.01 above, (b) deliver the various certificates, instruments and documents referred to in the Plan of Merger or in
Article V of this Agreement, and (c) cause to be filed with the Secretary of State of the appropriate states the Plan of Merger, certificate of merger or such other documents as may be required by the applicable laws to effectuate the Transaction pursuant to the terms of the Plan of Merger and this Agreement.


     Section 1.04                  Effect of Transaction

     The Transaction shall become fully effective at 12:02 a.m. Central Time on March 1, 2000 (the "Effective Time"). The Transaction shall have the effect set forth in the Plan of Merger, this Agreement and applicable state law. At any time after the Effective Time, the Surviving Entity may take any action (including executing and delivering any document) in the name and on behalf of either party to this Agreement in order to carry out and effectuate the Transaction contemplated by this Agreement. At the Effective Time, without any further action on the part of the members or the boards of directors of either CHSC or Farmland:

          (a)  Articles and  Bylaws.   The  Surviving  Entity Articles  and  the

     Surviving Entity Bylaws shall become the articles of incorporation and bylaws of the Surviving Entity, as provided in the Plan of Merger.

          (b)  Board of Directors.


               (i)   Transition Board   Each of the  then current directors  of
          Farmland and the then current directors of CHSC will become directors of the Surviving Entity, to serve according to the Surviving Entity Bylaws, so that the board of directors of the Surviving Entity as of the Effective Time will consist of all of the then current directors of both Farmland and CHSC. Each party agrees to take all actions necessary to reduce, as of the Effective Time, the number of directors on the Board of Directors of such party to seventeen (17).

               (ii) Producer Directors After December 2001. Effective for and after the annual meeting of the members of the Surviving Entity to be held in December 2001, for purposes of Section 4.4(b) of the Surviving Entity Bylaws and subject to review and reapportionment by the Board of Directors of the Surviving Entity pursuant to Section 4.4(c) of the Surviving Entity Bylaws from time to time, the numbers of producer directors in each director district shall be as follows: District 1 -- one (1) producer director; District 2 -- two (2) producer directors; District 3 -- four (4) producer directors; District 4 -- five (5) producer directors; District 5 -- two (2) producer directors; District 6 -- one (1) producer director; and District 7 -- three (3) producer directors.

          (c) Board Officers. For the period from the Effective Time to the annual meeting of the members of the Surviving Entity to be held in
     December 2000 (the "Transition Period"), Elroy Webster will serve as Chairman of the Board and Albert Shivley will serve as the Vice Chairman of the Board. In addition, effective as of the Effective Time, there shall be established an Executive Committee of the Board, and the following Standing Committees of the Board: Capital, Finance/Audit, Governance and Corporate Responsibility (including compensation). For the Transition Period the
     Capital Committee will be chaired by Merlin Van Walleghen, the Finance/Audit Committee of the Board will be chaired by Monte Romohr, the Governance Committee will be chaired by Gerald Kuster and the Corporate Responsibility Committee will be chaired by Jody Bezner. For the
     Transition Period, the Chairman and Vice Chairman of the Board, together with the Chairs of the Standing Committees, shall make up the Executive Committee.

          (d) Office of Leadership. The "Office of Leadership" will consist of the Chief Executive Officer and the President of the Surviving Entity. Robert Honse ("Honse") will serve as Chief Executive Officer of the Surviving Entity, reporting to the board of directors of the Surviving Entity. It is anticipated that Honse shall serve in that capacity through no later than December 31, 2003; and John D. Johnson ("Johnson") will serve as the President of the Surviving Entity, reporting to the Chief Executive Officer of the Surviving Entity. Upon expiration of Honse's service as Chief Executive Officer, it is anticipated that Johnson shall assume the role of President and Chief Executive Officer of the Surviving Entity. Both the Chief Executive Officer and the President will serve at the pleasure of the Board of Directors of the Surviving Entity at all times, subject, however, to the monetary provisions of any applicable employment contract. Such employment contracts will provide that Honse, as Chief Executive Officer, may not demote, discharge, change the senior management reporting relationships (described in paragraph (e) below) of, or otherwise materially adversely change the status of, Johnson, as President, without the agreement of the Executive Committee of the Board of Directors.

          (e) Senior Management. Senior management will be as designated by the Office of Leadership from time to time in accordance with the Surviving Entity Bylaws. The reporting relationships between senior management and the Office of Leadership are identified in Exhibit C attached hereto and will be incorporated into employment contracts with the Chief Executive Officer and the President.

          (f) Exchange and Conversion of Stock, Non-Stock Equity and Patronage Equities. At and as of the Effective Time, without any further action by the parties or any of their respective members, and as further described in the Plan of Merger, (i) each member of CHSC and each member of Farmland shall become a member of the Surviving Entity, to the extent they are eligible for membership under the Surviving Entity Articles and the Surviving Entity Bylaws, and (ii) except for any stock and equity interests of Farmland in CHSC or any stock interest of CHSC in Farmland (which shall, in each case, be extinguished), the stock, non-stock equity and patronage equity interests of each member, patron and former patron of Farmland shall be exchanged for non-stock equity and patronage equity interests in the Surviving Entity at their stated value amount on a dollar-for-dollar basis, as further described in the Plan of Merger.

          (g) Capital Plan. From and after the Effective Time, the Surviving Entity will operate pursuant to a capital plan that adheres to the principles set forth on Exhibit D attached hereto and the Surviving Entity shall use its best efforts to adopt and implement a capital plan that incorporates such principles (the "Capital Plan"). The Capital Plan may be adopted and amended from time to time, by the board of directors of the Surviving Entity, provided that amendment of any provisions of the Capital Plan relating to disposition of the Terra tax case shall require a vote of three-fourths (3/4) of the full board of directors of the Surviving Entity, and provided further that any such amendment shall, as far as feasible, adhere to the "Key Terra Principles" described on Exhibit D attached hereto.

                                   ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF CHSC

     CHSC represents and warrants to Farmland and the Surviving Entity that the statements contained in this Article II are correct and complete in all material respects as of the date of this Agreement, except as set forth in the CHSC Disclosure Schedule delivered by CHSC to Farmland attached hereto (the "CHSC Disclosure Schedule"). Nothing in the CHSC Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the CHSC Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). For purposes of this Agreement (a) the word "Subsidiary" when used with respect to any Person (as herein defined) means any other Person, whether incorporated or unincorporated
(i) of which fifty percent or more of the securities or other ownership interests is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (ii) of which securities or other interests having by their terms ordinary voting power to elect fifty percent or more of the board of directors or others performing similar functions with respect to such corporation or other organization is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (iii) when such Person is CHSC, the entities listed on the CHSC Disclosure Schedule, or (iv) when such Person is Farmland, the entities listed on the Farmland Disclosure Schedule (as herein defined), (b) "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, and (c) a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (w) any changes in general United States or global economic conditions, (x) any changes affecting the agricultural industry in general, (y) matters whose significance or impact would reasonably be expected to be primarily short term (i.e., under one year) or (z) matters disclosed on the Person's Disclosure Schedule.


     Section 2.01   Organization and Good Standing

     CHSC is a cooperative association duly organized and existing under Chapter 308A of the Minnesota Statutes, is in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. CHSC is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CHSC. CHSC has heretofore delivered to Farmland true and complete copies of the CHSC articles of incorporation and bylaws as currently in effect.


     Section 2.02   Financial StatementsSection 2.02

     CHSC has delivered to Farmland (a) its audited financial statements as of August 31, 1998, accompanied by the opinion of PricewaterhouseCoopers, (b) the audited financial statements of CENEX, Inc. for the year ended September 30, 1997 and the eight months ended May 31, 1998, (c) the audited financial statements of Harvest States Cooperatives for the year ended May 31, 1998, and
(d) the unaudited financial statements of CHSC for the nine months ended May 31, 1999. Such financial statements fairly present the financial position of CHSC at the dates indicated therein and the results of its operation for the periods indicated therein, in conformity with generally accepted accounting principles consistently applied ("GAAP"). There has been no material adverse change in the financial condition or results of operations of CHSC since May 31, 1999.


     Section 2.03   Absence of Liabilities

     Neither CHSC nor any Subsidiary of CHSC has any liabilities or obligations, absolute or contingent, except for liabilities and obligations which are (i) reflected in the financial statements referred to in Section 2.02, (ii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iii) incurred in the ordinary course of business since May 31, 1999 and not materially different in type or amount from those reflected in the financial statements referred to in Section 2.02, or (iv) would not in the aggregate reasonably be expected to have a Material Adverse Effect on CHSC.


     Section 2.04   Title to Property

     Except as reflected in the notes accompanying the audited financial statements of CHSC, CHSC has good and marketable title to all real and personal property reflected as owned on the books and records of CHSC as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and other encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by CHSC prior to the Effective Time, (ii) liens for current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which would not reasonably be expected to have a Material Adverse Effect on CHSC.


     Section 2.05   Intellectual Property

     CHSC owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect on CHSC. CHSC does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property, which disclosure, use, or misappropriation would reasonably be expected to have a Material Adverse Effect on CHSC.


     Section 2.06   Compliance with Laws, etc.

     CHSC is in compliance with all applicable laws and regulations the violation of which would reasonably be expected to have a Material Adverse Effect on CHSC. CHSC has all governmental authorizations, consents, licenses and permits required by law or otherwise necessary for the proper operation of its business as currently conducted, all of such licenses and permits are in full force and effect and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party, except as would not reasonably be expected to have a Material Adverse Effect on CHSC.


     Section 2.07   Pending  Litigation,   Claims,   Actions,   Proceedings   or

     Investigations

     There is no action, proceeding or investigation pending against, or to the best of the knowledge of CHSC after reasonable inquiry, is threatened against CHSC or any Subsidiary of CHSC or any of the assets which are owned by CHSC or any Subsidiary of CHSC which would reasonably be expected to have a Material Adverse Effect on CHSC.


     Section 2.08   Absence of Defaults

     CHSC is not in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and CHSC is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties, which, in each case, could have a Material Adverse Effect on CHSC, and, except for any consent or approval identified on the CHSC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any respect conflict with or result in a breach of any of the foregoing, which could have a Material Adverse Effect on CHSC.


     Section 2.09   Authorization


     CHSC has the corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the approval of its members as required by Section 5.01(a)). This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of CHSC, and (except for the approvals of its members, as required by Section 5.01(a)) no other corporate action is required by CHSC in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of CHSC, enforceable against CHSC in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.


     Section 2.10   Insurance

     CHSC has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance,
(ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which CHSC is a party, and (iv) provide reasonable insurance coverage for the assets and operations of CHSC and all liabilities related thereto.


     Section 2.11   Governmental Authorization


     The execution, delivery and performance by CHSC of this Agreement and the consummation of the Transaction by CHSC require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of appropriate documents to effect the Plan of Merger under applicable law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with applicable requirements of U.S. state and federal securities laws and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on CHSC or the Surviving Entity following the Effective Time.

     Section 2.12   Subsidiaries

     Each Subsidiary of CHSC is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CHSC. Each Subsidiary of CHSC is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CHSC.

     Section 2.13   SEC Filings

     (a) CHSC has delivered to Farmland (i) its annual report on Form 10-K for its fiscal year ended August 31, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after August 31, 1998, (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since August 31, 1998 (the documents referred to in this Section 2.13(a) being referred to collectively as the "CHSC SEC Documents").

     (b) As of its filing date, each CHSC SEC Document complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

     (c) As of its filing date, each CHSC SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


     Section 2.14   Absence of Certain Changes


     Except as set forth in the CHSC Disclosure Schedule, since May 31, 1999, CHSC and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on CHSC; (b) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) CHSC or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by CHSC or any of its Subsidiaries of any contract or other right, in either case, material to CHSC and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Farmland; (c) any change in any method of accounting or accounting practice (other than any change for tax purposes) by CHSC or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or (d) any increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of CHSC or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by Farmland.


     Section 2.15   Taxes

     Except as set forth in the CHSC Balance Sheet dated May 31, 1999 (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on CHSC, (i) all CHSC Tax Returns required to be filed with any taxing authority by, or with respect to, CHSC and its Subsidiaries have been filed in accordance with all applicable laws; (ii) CHSC and its Subsidiaries have timely paid all Taxes shown as due and payable on the CHSC Tax Returns that have been so filed, and, as of the time of filing, the CHSC Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of CHSC and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the CHSC Balance Sheet); (iii) CHSC and its
Subsidiaries have made provision for all Taxes payable by CHSC and its Subsidiaries for which no CHSC Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to CHSC and its Subsidiaries reflected on the CHSC Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to CHSC or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of CHSC's knowledge and belief, neither CHSC nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which CHSC is the common parent. For purposes of this Agreement,
"Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.


     Section 2.16   Employee Benefit Plans

     (a) Prior to the date hereof, CHSC has provided Farmland with a list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of CHSC and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by CHSC and covers any employee or director or former employee or director of CHSC, or under which CHSC has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "CHSC Employee Plans".

     (b) Each CHSC Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CHSC.

     (c) Neither CHSC nor any affiliate of CHSC has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CHSC or any affiliate of CHSC of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d)  Each CHSC  Employee  Plan which  is  intended to  be  qualified  under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

     (e)  No director  or  officer or  other  employee of  CHSC  or any  of  its
Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

     (f) Each CHSC Employee Plan that provides for post-retirement health and medical, life or other insurance benefits for retired employees of CHSC or any of its Subsidiaries has been adequately reserved for in CHSC's financial statements.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by CHSC or any of its affiliates relating to, or change in employee participation or coverage under, any CHSC Employee Plan which would increase materially the expense of maintaining such CHSC Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended May 31, 1999.

     Section 2.17   Environmental Matters

     (a) Except as set forth in the CHSC SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CHSC (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CHSC or any of its Subsidiaries, threatened by any Person against, CHSC or any of its
Subsidiaries, and no penalty has been assessed against CHSC or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) CHSC and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of CHSC or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which CHSC has knowledge in relation to the current or prior business of CHSC or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by CHSC or any of its Subsidiaries which has not been delivered to Farmland at least five days prior to the date hereof. All liabilities of CHSC or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever have been adequately reserved for on the financial statements of CHSC, or for unconsolidated Subsidiaries, on the financial statements of such Subsidiaries.

     (b) For purposes of this Agreement, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.


     Section 2.18   Pooling; Tax Treatment


     The parties intend that the Transaction be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission. Neither CHSC nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Transaction from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

     Section 2.19  No  Dissenters Rights

     No member of CHSC or any other holder of equity of CHSC, other than the holders of Equity Participation Units as defined in CHSC's Bylaws and as further defined in resolutions of the CHSC board of directors establishing the defined business units to which such Equity Participation Units relate, have the right to dissent from the Transaction and receive payment for their interest in cash or otherwise receive any property or other interest in the Transaction, other than as provided in the Plan of Merger.


     Section 2.20   Acquisition Co.

     Acquisition Co. has been formed by CHSC solely for the purpose of carrying out the Transaction if Structure B is selected. Acquisition Co. is a "Subsidiary" of CHSC for purposes hereof. Acquisition Co. has no assets or liabilities, other than nominal assets to comply with any organizational requirements of Ohio law.


     Section 2.21   Full Disclosure


     CHSC has disclosed to Farmland all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K")). No representation, warranty, or covenant by CHSC contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to Farmland pursuant hereto or in connection with the transactions contemplated hereby, including responses to Farmland inquiries put to CHSC in the course of its investigation to confirm the warranties and representations of CHSC in this Agreement, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit a material fact which would make it misleading as to CHSC.

                                  ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF FARMLAND


     Farmland represents and warrants to CHSC and the Surviving Entity that the statements contained in this Article III are correct and complete in all material respects as of the date of this Agreement, except as set forth in the Farmland Disclosure Schedule attached hereto (the "Farmland Disclosure Schedule"). Nothing in the Farmland Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Farmland Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

     Section 3.01   Organization and Good Standing

     Farmland is a cooperative corporation duly organized and existing under Chapter 17, Article 16 of the Kansas Statutes, is in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. Farmland is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Farmland. Farmland has heretofore delivered to Farmland true and complete copies of the Farmland articles of incorporation and bylaws as currently in effect.
 .

     Section 3.02   Financial Statements


     Farmland has delivered to CHSC (a) its audited financial statements as of August 31, 1998, accompanied by the opinion of KPMG-Peat Marwick, and (b) its unaudited financial statements for the nine months ended May 31, 1999. Such financial statements fairly present the financial position of Farmland at the dates indicated therein and the results of its operation for the periods indicated therein, in conformity with GAAP. There has been no material adverse change in the financial condition or results of operations of Farmland since May 31, 1999.


     Section 3.03   Absence of Liabilities


     Neither Farmland nor any Subsidiary of Farmland has any liabilities or obligations, absolute or contingent, except for liabilities and obligations which are (i) reflected in the financial statements referred to in Section 3.02,
(ii) fully covered by insurance, except for reasonable deductibles or self-insured retention levels, (iii) incurred in the ordinary course of business since May 31, 1999 and not materially different in type or amount from those reflected in the financial statements referred to in Section 3.02, or (iv) would not in the aggregate reasonably be expected to have a Material Adverse Effect on Farmland.


     Section 3.04   Title to PropertyS


     Except as reflected in the notes accompanying the audited financial statements of Farmland, Farmland has good and marketable title to all real and personal property reflected as owned on the books and records of Farmland as of the date of this Agreement and owns outright all other assets, properties or property interests acquired since that date, in each case free of all mortgages, liens, charges and encumbrances, other than (i) easements, rights-of-way and similar encumbrances which do not materially impair the use of such real or personal property for the same or similar purposes as such real or personal property has been used by Farmland prior to the Effective Time, (ii) liens for current taxes that are not yet due and payable, (iii) liens related to the acquisition of inventory or otherwise arising in the normal course of business, and (iv) other liens, encumbrances and title defects which would not reasonably be expected to have a Material Adverse Effect on Farmland.


     Section 3.05   Intellectual Property

     Farmland owns or possesses, is licensed under or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of its business as currently conducted, without any infringement of or conflict with the industrial or intellectual property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect on Farmland. Farmland does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of its intellectual property. which disclosure, use, or misappropriation would reasonably be expected to have a Material Adverse Effect on Farmland.


     Section 3.06   Compliance with Laws, etc.

     Farmland is in compliance with all applicable laws and regulations the violation of which would reasonably be expected to have a Material Adverse Effect on Farmland. Farmland has all governmental authorizations, consents, licenses and permits required by law or otherwise necessary for the proper operation of its business as currently conducted, all of such licenses and permits are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party, except as would not reasonably be expected to have a Material Adverse Effect on Farmland.


     Section 3.07   Pending  Litigation,   Claims,   Actions,   Proceedings
     or
     Investigations

     There is no action, proceeding or investigation pending against, or to the best of the knowledge of Farmland after reasonable inquiry, is threatened against Farmland or any Subsidiary of Farmland or any of the assets which are owned by Farmland or any Subsidiary of Farmland which would reasonably be expected to have a Material Adverse Effect on Farmland.


     Section 3.08   Absence of Defaults


     Farmland is not in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and Farmland is not in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties, which, in each case, could have a Material Adverse Effect on Farmland, and, except for any consent or approval identified on the Farmland Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction in accordance with this Agreement will in any respect conflict with or result in a breach of any of the foregoing, which could have a Material Adverse Effect on Farmland.

     Section 3.09   Authorization

     Farmland has the corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the approvals of its members as required by Section 5.01(b)). This Agreement and the Transaction have been duly and validly authorized by the Board of Directors of Farmland, and (except for the approvals of its members as required by Section 5.01(b)) no other corporate action is required by Farmland in connection with this Agreement or the Transaction. This Agreement constitutes the valid and binding agreement of Farmland, enforceable against Farmland in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.


     Section 3.10   Insurance


     Farmland has secured appropriate insurance policies which (i) are issued by sound and reputable insurance companies duly authorized to write said insurance,
(ii) are in full force and effect, (iii) are sufficient for compliance with all requirements of law and all agreements to which Farmland is a party, and (iv) provide reasonable insurance coverage for the assets and operations of Farmland and all liabilities related thereto.


     Section 3.11   Governmental Authorization


     The execution, delivery and performance by Farmland of this Agreement and the consummation of the Transaction by Farmland require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of appropriate documents to effect the Plan of Merger under applicable law, (b) compliance with any applicable requirements of the HSR Act, and (c) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Farmland or the Surviving Entity following the Effective Time.


     Section 3.12   Subsidiaries

     Each Subsidiary of Farmland is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Farmland. Each Subsidiary of Farmland is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Farmland.


     Section 3.13   SEC Filings

     (a) Farmland has delivered to CHSC (i) its annual report on Form 10-K for its fiscal year ended August 31, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after August 31, 1998, (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since August 31, 1998 (the documents referred to in this Section 3.13(a) being referred to collectively as the "Farmland SEC Documents").

     (b) As of its filing date, each Farmland SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act.

     (c) As of its filing date, each Farmland SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


     Section 3.14   Absence of Certain Changes


     Except as set forth in the Farmland Disclosure Schedule, since May 31, 1999, Farmland and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Farmland; (b) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Farmland or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Farmland or any of its Subsidiaries of any contract or other right, in either case, material to Farmland and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by CHSC; (c) any change in any method of accounting or accounting practice (other than any change for tax purposes) by Farmland or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or (d) any increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of Farmland or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by CHSC.


     Section 3.15   Taxes

     Except as set forth in the Farmland Balance Sheet dated May 31, 1999 (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on Farmland, (i) all Farmland Tax Returns required to be filed with any taxing authority by, or with respect to, Farmland and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Farmland and its Subsidiaries have timely paid all Taxes shown as due and payable on the Farmland Tax Returns that have been so filed, and, as of the time of filing, the Farmland Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Farmland and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Farmland Balance Sheet);
(iii) Farmland and its Subsidiaries have made provision for all Taxes payable by Farmland and its Subsidiaries for which no Farmland Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Farmland and its Subsidiaries reflected on the Farmland Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Farmland or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Farmland's knowledge and belief, neither Farmland nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg.
Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Farmland is the common parent.


     Section 3.16   Employee Benefit Plans

     (a) Prior to the date hereof, Farmland has provided CHSC with a list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Farmland and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Farmland and covers any employee or director or former employee or director of Farmland, or under which Farmland has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Farmland Employee Plans".

     (b) Each Farmland Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Farmland.

     (c) Neither Farmland nor any affiliate of Farmland has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Farmland or any affiliate of Farmland of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d)  Each Farmland Employee Plan  which is intended  to be qualified  under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

     (e) No director or officer or other employee of Farmland or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

     (f) Each Farmland Employee Plan that provides for post-retirement health and medical, life or other insurance benefits for retired employees of Farmland or any of its Subsidiaries has been adequately reserved for in Farmland's financial statements.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Farmland or any of its affiliates relating to, or change in employee participation or coverage under, any Farmland Employee Plan which would increase materially the expense of maintaining such Farmland Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended May 31, 1999.

     Section 3.17   Environmental Matters    Except  as  set
forth in the Farmland SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Farmland (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Farmland or any of its Subsidiaries, threatened by any Person against, Farmland or any of its Subsidiaries, and no penalty has been assessed against Farmland or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Farmland and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of Farmland or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Farmland has knowledge in relation to the current or prior business of Farmland or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Farmland or any of its Subsidiaries which has not been delivered to CHSC at least five days prior to the date hereof. All liabilities of Farmland or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever have been adequately reserved for on the financial statements of Farmland, or for unconsolidated Subsidiaries, on the financial statements of such Subsidiaries.


     Section 3.18   Pooling; Tax Treatment


     The parties intend that the Transaction be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission. Neither Farmland nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Transaction from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a 368 Reorganization.

     Section 3.19   No Dissenters' Rights

     No member of Farmland or any other holder of equity of Farmland have the right to dissent from the Transaction and receive payment for their interest in cash or otherwise receive any property or other interest in the Transaction, other than as provided in the Plan of Merger.



     Section 3.20   Full Disclosure


     Farmland has disclosed to CHSC all facts material to the transactions contemplated in this Agreement, including disclosure of all material contracts (as such term is described in Item 601 of Regulation S-K). No representation, warranty, or covenant by Farmland contained in this Agreement or the Plan of Merger, and no statement contained in any certificate, schedule, or other documents or instrument furnished to CHSC pursuant hereto or in connection with the transactions contemplated hereby, including responses to CHSC inquiries put to Farmland in the course of its investigation to confirm the warranties and representations of Farmland in this Agreement, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit a material fact which would make it misleading as to Farmland.

                                   ARTICLE IV

 PRE-CLOSING COVENANTS


     The parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:


     Section 4.01   Selection of Structure


     The board of directors of each of CHSC and Farmland shall work together to determine whether Structure A or Structure B shall be selected as the most appropriate structure for the Transaction. If Structure B is selected, CHSC agrees to take such action as the sole member of Acquisition Co., or otherwise, to permit Acquisition Co. to take such actions as may be necessary to effect the CHSC/Acquisition Co. Merger pursuant to applicable law, it being understood that following such Merger the Surviving Entity shall be reincorporated as a cooperative association under Chapter 308A of the Minnesota Statutes as soon as practicable after the issue or issues that precluded use of Structure A have been resolved, unless the board of directors of the Surviving Entity, by a three-fourths (3/4) vote, determines otherwise.

     Section 4.02   Good Faith Efforts

     Each party will use its good faith efforts (i) to take all action necessary to render accurate, as of the Closing Date, its representations and warranties contained herein, and to refrain from taking any action which would render any such representation or warranty inaccurate as of the Closing Date, (ii) to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to this Agreement or the Plan of Merger, and to cause the Transaction to be consummated, and (iii) to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the Transaction and the continued operation of business by the Surviving Entity after the Closing Date, including without limitation the consents and approvals identified in each party's Disclosure Schedule.


     Section 4.03   Preservation of Business


     Each party shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in a manner consistent with its past practices (except as expressly contemplated hereby), and shall use good faith efforts to preserve intact its business organization, properties (except as they may be sold, used or otherwise disposed of in the ordinary course) and the good will of its members, suppliers, customers and others having business relationships with it.

     Section 4.04   Conduct of Business

     Each Party agrees to not engage in , and agrees to cause each of its Subsidiaries not to engage in, any practice, take any action, or enter into any transaction outside of the ordinary course of business without the prior consent of the other party to this Agreement. Without limiting the generality of the foregoing, each party shall not and each party agrees to cause each of its Subsidiaries to not:

          (a) grant to any person any option to purchase, or other right to acquire, capital stock or other equity interests, except for allocation of patronage equities in a manner consistent with past practice;

          (b) issue any capital stock or other equity interests, except in the ordinary course of business;

          (c) make any material amendment to enter into or terminate any material contract, lease or understanding;

          (d) amend its Articles of Incorporation, Bylaws, or any board policies;

          (e) incur any indebtedness for borrowed money or make any commitment to borrow money, except indebtedness incurred in the ordinary course of business pursuant to credit arrangements existing as of the date of this Agreement (including any renewals thereof);

          (f) make any material capital expenditures other than in the ordinary course of business;
          (g) mortgage any of its assets, or except in the ordinary course of business, sell any of its assets having an aggregate value which would be material to its business;

          (h) pay any dividends or make any distributions with respect to its capital stock or equity interests, except in the ordinary course of business;

          (i) reclassify, combine, subdivide, split-up, or amend its capital stock or equity interests;

          (j) purchase, acquire or redeem any shares of capital stock or other equity interests (other than in satisfaction of allocated losses), except pursuant to the existing equity redemption/base capital plans of the party; or

          (k)  agree or commit to do any of the foregoing.


     Section 4.05   Meetings of Members

     The parties will take all steps necessary to call special meetings of, and/or mail votes by, the members of Farmland and CHSC, to be held on or around November 23, 1999 for purposes of considering and voting on the Transaction and other matters covered by this Agreement in accordance with their respective Articles of Incorporation, Bylaws and applicable law. The parties will cooperate with each other in connection with the special member meetings and/or mail votes and will develop a mutually agreed upon plan for disseminating information concerning the Transaction to their members (including holding member information meetings and preparation of a joint statement of terms and conditions to be mailed to members).

     Section 4.06   Full Access

     Each party will permit the authorized representatives of the other party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such party, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to such party. The obligations of each party with respect to any "Confidential Information" (as such term is defined in that certain Confidentiality Agreement between the parties dated April 8, 1999 (the "Confidentiality Agreement")) furnished by the other party shall be governed in all respects by the Confidentiality Agreement, the terms of which are incorporated herein by this reference. If for any reason the Transaction is not consummated, each party will promptly return all documents, papers, books, records and other materials (and all copies thereof) embodying any Confidential Information obtained in the course of its investigation and evaluation.


Section 4.07   Notice of Developments


     Each party will give prompt written notice to the other of any development which could reasonably be expected to result in a Material Adverse Effect on such party or which would cause a breach of any of its representations and warranties contained herein. Except as specified in such written notice, no disclosure by a party pursuant to this Section 4.07 shall be deemed to amend or supplement such party's Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


     Section 4.08   Exclusive


     Neither party will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, such party (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Each party will notify the other party immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


     Section 4.09   Hart-Scott-Rodino Filings


     CHSC and Farmland shall prepare and file with the Antitrust Division of the U.S. Justice Department (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), all reports required to be filed in connection with the Transaction pursuant to the HSR Act. Each of CHSC and Farmland shall cooperate fully with each other in preparation of such reports. If either the Antitrust Division or the FTC requests that additional information be filed pursuant to the HSR Act, CHSC and HSR shall prepare and file such additional information as soon as practicable after the request, and shall cooperate fully with each other in preparation of such additional information. With respect to preparation or filing of any of the reports or additional information described in this Section 4.09, each party shall bear its own costs.


     Section 4.10   Tax and Accounting Treatment


     Each of the parties shall not take any action and shall not fail to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Transaction from qualifying (a) for "pooling of interests" accounting treatment as described in Sections 2.19 and 3.19, or (b) as a 368 Reorganization.


                                   ARTICLE V
    CLOSING CONDITIONS


     Section 5.01   Conditions to Obligations of Each Party

     The respective obligations of CHSC and Farmland to consummate the Transaction and other matters described in this Agreement are, at their respective options, subject to the satisfaction or waiver of each of the following conditions on or before the Closing Date:

          (a) The members of CHSC shall have approved this Agreement, the Plan of Merger, and the Transaction, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of CHSC;

          (b)  The members of Farmland shall  have approved this Agreement,  the
     Plan of Merger, and the Transaction, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of Farmland;

          (c) If Structure B is to be used to effect the combination, all steps then legally feasible to reincorporate the Surviving Entity as a Minnesota cooperative association (as described in Section 4.01 hereof) shall have been taken;

          (d) The parties shall have made the filings required by Section 4.09 above under the HSR Act, and all applicable time periods under the HSR Act shall have expired;
          (e) No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Transaction shall have been issued and remain in effect;

          (f) All consents, approvals and waivers which are necessary in connection with the Transaction, or any part thereof, shall have been obtained, including the consents and approvals referred to in Section 4.02 above, other than any such consents, approvals or waiver as do not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Entity; and

          (g) No action shall have been threatened or instituted by any governmental agency or any other person challenging the legality of the Transaction, seeking to prevent or delay consummation of the Transaction or seeking to obtain divestiture or other relief in the event of consummation of the Transaction. It is understood in the event that such an action is threatened or instituted, the parties will first attempt for a period of 90 days to obtain dismissal or other favorable resolution of such threatened or actual action prior to exercise of their right to terminate hereunder.


     Section 5.02   Additional Conditions to Obligation of CHSC

     The obligation of CHSC to consummate the Transaction is, at its option, subject to the satisfaction or waiver of each of the following additional conditions at the Closing Date.

          (a) All the representations and warranties of Farmland contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Farmland shall have performed all of its obligations and complied with all of its covenants contained in this Agreement and in the Plan of Merger to be performed or complied with prior to the Closing Date;

          (b) There shall have occurred no change since the date hereof in the assets, liabilities, financial condition or operations of Farmland which, in the reasonable judgment of CHSC, has or is likely to have a Material Adverse Effect on the Surviving Entity; provided, however, that an adverse ruling in the Terra tax case referred to on Exhibit D hereto shall not be considered as such a change;

          (c) CHSC shall have received a certificate, dated as of the Closing Date, and executed by the President of Farmland, certifying in such detail as CHSC may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to CHSC's obligation as of the Closing Date; and

          (d) All actions, proceedings and documents necessary to carry out the Transaction shall be reasonably satisfactory to CHSC


     Section 5.03   Additional Conditions to Obligation of Farmland

     The obligation of Farmland to consummate the Transaction is, at its option, subject to the satisfaction or waiver of each of the following additional conditions on or before the Closing Date:

          (a) All the representations and warranties of CHSC contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and CHSC shall have performed all of its obligations and complied with all of its covenants contained in this Agreement and in the Plan of Merger to be performed or complied with prior to the Closing Date;

          (b) There shall have occurred no change since the date hereof in the assets, liabilities, financial condition or operations of CHSC which, in the reasonable judgment of Farmland, has or is likely to have a Material Adverse Effect on the Surviving Entity;

          (c) Farmland shall have received a certificate, dated as of the Closing Date, executed by the President of CHSC, certifying in such detail as Farmland may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to Farmland's obligations as of the Closing Date; and

          (d) All actions, proceedings and documents necessary to carry out the Transaction shall be reasonably satisfactory to Farmland, including the effectiveness of the CHSC/Acquisition Co. Merger, if Structure B is selected.

                                   ARTICLE VI

   POST-CLOSING AGREEMENTS

     With respect to issues relating to the Surviving Entity subsequent to the Effective Time, CHSC and Farmland agree as follows:


     Section 6.01   Consolidation of Benefit Plans

     Within a reasonable period of time after the Effective Time, the Surviving Entity shall take steps to consolidate the various benefit plans provided to the employees of the respective parties in accordance with the applicable provisions of the Code and ERISA. This consolidation of plans shall be accomplished in a manner to be determined by the Surviving Entity.


     Section 6.02   Patronage Distributions


     Following the Effective Time and within the time period required by Subchapter T of the Code, the Surviving Entity will make patronage allocations to the former members of each party (a) based on patronage transactions with the respective parties during each party's respective fiscal year or portion thereof immediately preceding the Effective Time and (b) in accordance with the terms of the bylaws of the party that are in effect during the period such patronage transaction occurred. The distributions of such allocation shall be in the form of cash and equity credits in a manner consistent with the previous patronage distributions of each party.

     Section 6.03   Indemnification of Former Officers; Insurance

     The surviving Entity shall indemnify each director, officer, manager, employee or agent of CHSC or Farmland, and each person serving at the request of CHSC or Farmland as a director, officer, manager, employee or agent of any other entity, partnership, joint venture, trust or enterprise, against any losses, claims or expenses incurred by such person prior to the Effective Time that would be indemnifiable under Bylaws of the Surviving Entity as in force on the Effective Time and otherwise to the fullest extent provided or permitted by any statute which applies to any type of corporation of the state of incorporation of the Surviving Entity as in effect at such time. The Surviving Entity shall maintain insurance coverage against any such loss, claim or expense in an amount of at least $20,000,000, subject to standard exclusions and exceptions to coverage, for a period of not less than six (6) years after the Effective Time, subject to the right of the Board of Directors to discontinue such coverage on grounds of unreasonable cost.

                                  ARTICLE VII

      TERMINATION


     Section 7.01   Termination of Agreement

     This Agreement shall be terminated and the Transaction abandoned if at any time prior to the Closing:

          (a) The members of CHSC at the CHSC member meeting called for the purpose of voting on the Transaction, fail to approve the Transaction as required by Section 5.01(a), or the members of Farmland at the Farmland member meeting called for the purpose of voting on the Transaction, fail to approve the Transaction as required by Section 5.01(b); or

          (b)  The  parties  mutually  agree   in  writing  to  terminate   this
     Agreement; or

          (c) Either party delivers a written notice to the other to the effect that (i) one or more of the conditions to its obligations as set forth herein cannot be met, (ii) the other party has defaulted in a material respect under one or more of its covenants or agreements contained herein, or (iii) any of the representations or warranties of the other party are or have become materially untrue or incorrect as of the date of such notice, and in any case such condition or conditions have not been satisfied, such default or defaults have not been remedied or such representation or warranty has not been rendered true and correct within thirty (30) days after such notice is mailed; or

          (d) The Closing has not occurred on or before December 31, 2000, or such later date as the parties may mutually agree upon.


     Section 7.02   Effect of Termination


     If this Agreement is terminated pursuant to Section 7.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other (except for any liability of a party for breach of this Agreement); provided, however, that the confidentiality and return of documents provisions contained in or referred to Section 4.06 above shall survive any such termination.

                                  ARTICLE VIII

  MISCELLANEOUS


     Section 8.01   Waiver of Conditions


     Any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject. A party, by consummating the transactions contemplated herein, shall be deemed to have waived any breach of a warranty, representation, covenant or condition of which such party received written notice prior to the Closing Date if the notice specifically referred to this Section 8.01 and described the breach in reasonable detail.

     Section 8.02   Amendment


     The parties by mutual consent may, before or after approval of this Agreement by the members, amend, modify or supplement this Agreement in such manner as may be agreed upon in writing.

     Section 8.03   Binding Nature

     This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.


     Section 8.04   Counterparts


     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     Section 8.05   Entire Agreement


     Except for the Confidentiality Agreement (the terms of which are incorporated herein by reference pursuant to Section 4.06 hereof), this Agreement, the Plan of Merger and the other documents referred to herein and therein set forth the entire understanding of the parties hereto with respect to the matters provided for herein and therein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party.


     Section 8.06   Notices

     All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail, with postage prepaid:
               If to CHSC:

               Cenex Harvest States Cooperatives
               5500 CENEX Drive
               Inver Grove Heights, MN  55077-1733
               Attn: Vice President and General Counsel

               If to Farmland:

               Farmland Industries, Inc.
               Department 62
               3315 North Oak Trafficway
               Kansas City, Missouri   64116
               Attn: General Counsel


     Section 8.07   Non-Survival of Representations and Warranties

     The representations and warranties of the parties contained in Articles II and III of this Agreement shall form the basis for closing conditions only, shall not survive the Closing Date and, except to the extent of the principles for the Capital Plan in Exhibit D hereto, shall not form the basis for any action by or on behalf of either party or any third party for breach, misrepresentation or indemnity at any time after the Closing Date.


     Section 8.08   Captions


     The article and section headings of this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CENEX HARVEST STATES                      FARMLAND INDUSTRIES, INC.
COOPERATIVES

By________________________________        By________________________________
Its________________________________       Its________________________________

     The undersigned, UCB Acquisition Co., an Ohio cooperative corporation, the only member of which is Cenex Harvest States Cooperatives, hereby joins in the foregoing Transaction Agreement and agrees to take all actions required to effect Structure B, as therein defined, if said structure is selected pursuant to Section 1.01 of said Transaction Agreement.

UCB ACQUISITION CO.

By                                        Date:   ___________________________
     President
                                  EXHIBIT D


                                  CAPITAL PLAN

I.    Key Principles Underlying the Capital Plan.


     1) The total capital required by the Company will be dependent upon the assets required to be owned to accomplish its mission as well as the cost and availability of debt.

     2)     Each base capital pool will have a target level of base capital.

     3) Members of the Company will be required to provide capital based upon relative use of the capitalization unit and the respective target levels of base capital.

     4) Retention of earnings will be a source of capital. The percentage of earnings to be paid in cash patronage from a patronage pool will increase as a member's capital increases relative to the base capital requirement.

     5) If a member has capital levels in excess of base capital requirements, the excess amount will be subject to retirement on a basis to be determined by the Board of Directors.

     6) Patronage-sourced earnings will be allocated on a patronage basis provided that the Board will have the authority to designate a portion of patronage-sourced earnings as unallocated surplus to build a reserve to absorb losses.

     7) Earnings from non-patronage sourced business will generally be used to build unallocated surplus.

     8) The concept of Equity Participation Units developed by Harvest States will be retained.

     9) Minimum capital requirements will be $1,000 for individual members and $10,000 for member cooperatives, with all existing members to be grandfathered under existing minimum capital requirements. New members meet minimum capital requirements through patronage earnings.

II.   Terra Tax Case.


     A.     Key Terra Principles


          1) No owner equities will be adversely impacted in a consolidated setting as compared to stand alone. In the event, however, that there is an adverse impact, it is understood that it should be borne by the former Farmland stockholders (equity holders).
          2) The Company must maintain a base of permanent equity to support its operations (i.e. equity which is not subject to retirement and is not credited to base capital plan requirements).

          3)   The outcome of the Terra case will not impact voting power.


     B.   Key Terra Agreements


          1) Each party will be responsible for $100,000,000 of permanent equity.

               a. As set forth in the Plan of Merger, at the Effective Time, the
                    Surviving Entity will allocate and distribute to CHSC members non-patronage equity interests in the Surviving Entity in an amount equal to CHSC's surplus minus CHSC's deferred patronage as of the Effective Time and minus $100,000,000. Such non-patronage equity interests shall not be included for purposes of voting determinations but shall be "retirement/base capital eligible equity" (i.e., included in determining satisfaction of requirements for base capital and shall be eligible for redemption under the Capital
                    Plan).

               b. At the Effective Time, the  Surviving Entity will allocate  to
                    Farmland members non-patronage equity interests in the Surviving Entity in an amount equal to the excess of the Farmland surplus over $100,000,000 as of the Effective Time. The non-patronage equity interests allocated to Farmland's members shall be distributed to such members by transfer of such non-patronage equity interests to the Surviving Entity to be held in escrow on behalf of the Farmland members until the Terra tax case is resolved and is then to be distributed to Farmland members in accordance with the provisions set forth below or canceled. So long as such non-patronage equity is held in escrow, it shall not be included for purposes of voting determinations, shall not be included in determining satisfaction of requirements for base capital and shall not be eligible for redemption under the Capital Plan; however, once distributed from escrow to Farmland members, such non-patronage equity shall be included in determining satisfaction of requirements for base capital and shall be eligible for redemption under the Capital Plan.

          2)   If Terra is lost:


               a. The amount of the Terra loss (which amount shall be net of the deferred tax asset created) shall be determined.

               b. The amount in  2)a. shall  be reduced  by an  amount equal  to
                    64.5% of the net non-patronage income of the Surviving Entity from the Effective Time.
               c. The net  amount  determined  in  2)b.  above  shall  first  be allocated to Farmland members by cancellation of the non-patronage equity issued under 1)b. above up to such net amount and if, thereafter, there remains any non-patronage equity held in escrow under 1)b. above, it shall be distributed from escrow to the appropriate members and shall be converted to retirement/base capital eligible equity.

               d. If there is any net loss  remaining after application of  2)c.
                    above (the "Remaining Adjustment"), then equity in an amount equal to the Remaining Adjustment received by Farmland members in the Merger for their Farmland Equity Interests shall be converted to permanent equity so that such converted equity will not be included in determining satisfaction of requirements for base capital and will not be eligible for redemption under the Capital Plan. However, such equity will continue to be counted for voting purposes.

               e. Permanent equity in 2)d. will be converted to  retirement/base capital eligible equity at a rate of 64.5% of the total non-patronage earnings (after application of all expenses other than interest on borrowings used to pay the Terra obligation), less an appropriate interest charge to reflect the borrowings used to pay the Terra obligation, less the reduction of the deferred tax asset associated with the Terra loss.


               f. Debt and  other  funding  actions  required  to  pay  a  Terra judgment will be serviced from non-patronage income deemed attributable to Farmland assets.

               g. Equity balances  held  by  estates will  be  retired  in  full regardless of classification.

               h. An example of the foregoing is appended hereto as Appendix I.

          3)   If Terra is won, Farmland members' non-patronage equity allocated under 1)b. above will be converted into retirement/base capital eligible equity and distributed from the escrow.

III.  Other Contingent Liabilities.


     A.   Key Principles  The parties recognize that there will be  liabilities that arise in the future out of facts that existed at the Effective Time, which liabilities would be required to be paid by the Surviving Entity. Some of such liabilities and/or the facts related thereto may not be disclosed pursuant to the Transaction Agreement, or if disclosed, nevertheless may not be adequately reserved for in the party's financial statements.
     B.   Reclassification.   Accordingly, in  addition to  the Terra  Tax  case

          matter, the Surviving Entity shall make reclassifications of equity as follows: (a) with respect to Farmland Contingent Losses, the Surviving Entity shall reclassify the equity that was received in the Transaction in exchange for Farmland common stock or other Farmland equity, and (b) with respect to CHSC Contingent Losses, the Surviving Entity shall reclassify the equity that was retained with respect to CHSC equity or was received in exchange for CHSC equity in the Transaction.

     C.     Procedures and Definitions.


          1) As used herein, "Farmland Contingent Loss" is a loss that exceeds $1,000,000.00 incurred by the Surviving Entity arising out of a matter or group of related matters relating to liabilities (fixed, contingent or otherwise, but not including losses relating to the Terra Tax case) of Farmland, the material facts of which existed at the Effective Time but were not included in Farmland's Disclosure Schedule and were not adequately reserved for in the financial statements of Farmland as of the Effective Time, or even if included in such disclosure schedule, were not adequately reserved for in the financial statements of Farmland as of the Effective Time, and a "CHSC Contingent Loss" is a loss that exceeds $1,000,000.00 incurred by the Surviving Entity arising out of a matter or group of related matters relating to liabilities (fixed, contingent or otherwise) of CHSC, the material facts of which existed at the Effective Time but were not included in CHSC's Disclosure Schedule and were not adequately reserved for in the financial statements of CHSC as of the Effective Time, or even if included in such disclosure schedule, were not adequately reserved for in the financial statements of CHSC as of the Effective Time; and which in either case come to light before October 1, 2000 or such earlier time as the parties agree. For purposes of these definitions: (i) a loss shall be deemed to have been incurred at the earlier of the time that (a) it was actually incurred, or (b) at the time that the party incurring the loss is required by GAAP to account for the loss on its books; (ii) whether a liability was "adequately" reserved for shall be assessed with reference to the finally-determined amount of the liability in question; and (iii) the amount of a Contingent Loss shall be determined net of any actual reserves.

          2) In determining the amount of any loss, there shall be taken into account the reserves for such loss that were provided for in the financial statements of (i) Farmland or of any unconsolidated Subsidiary of Farmland, in the instance of determining the amount of any Farmland Contingent Loss, and (ii) CHSC or of any unconsolidated Subsidiary of CHSC, in the instance of determining the amount of any CHSC Contingent Loss. Determinations of the amount of any loss shall be made by the board of directors of the Surviving Entity.

          3) Such reclassification of equity shall be done by the Surviving Entity as follows:
               a. Each party's Contingent Losses shall be calculated.

               b. $20 million shall be deducted  from each such Contingent  Loss figure, to arrive at a "Net Contingent Loss" figure for each party.

               c. Reclassification of equity  shall be  made with  respect to  a party only if, and to the extent that, the aggregate of such party's Net Contingent Losses exceeds the aggregate of the other party's Net Contingent Losses.

          4) Any such reclassification shall be made in a manner substantially similar to the procedures for the reclassification to be made if there is a loss relating to the Terra Tax case (as set forth in

               II above).

          5) The provisions of this Part III may be modified upon the affirmative vote of three-fourths of the full board of directors of the Surviving Entity.
                                   Appendix I


1.   Assume a  Terra  loss  with  a  required payment  of  $400  million.    The
     approximate after-tax charge to equity would be $280 million. A deferred tax asset of $120 million would be created.

2. If Farmland allocated equity is $550 million and unallocated surplus is $250 million, the $280 million charge would offset the entire unallocated account; $30 million would be carried in a deficit account.

3.   Of the $550 million in allocated equities, $130 million would be  converted
     to  permanent  equity.    The  remaining  $420  million  would  remain   as
     retirement/base capital eligible equity.

4. Assume, after the Effective Time, the Surviving Entity has total non-patronage income (after application of all expenses other than interest on borrowings used to pay the Terra obligation) of $93 million.

5. Of the $93 million in total non-patronage earnings, approximately $60 million would go into the Farmland pool.

6. Assume the interest expense on the Terra note is $25 million. The net non-patronage sourced income in the Farmland pool would be $35 million.

7. The $35 million net non-patronage sourced income in the pool will be sheltered with the NOL. As the NOL is used, the deferred tax asset will be reduced.

8. The net build-up in the unallocated surplus attributable to the Farmland pool will be $35 million less the reduction in the deferred tax asset. This net number will be the amount of permanent equity converted to retirement/base capital eligible equity.